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                               KIRKLAND & ELLIS
               PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                            200 East Randolph Drive
                            Chicago, Illinois 60601

To Call Writer Directly: (312) 861-2000                           Facsimile:
(312) 861-2000                                                    (312) 861-2200



                                                                  Exhibit 8.1

                                October 26, 1999



Woods Equipment Company
WEC Company
6944 Newburg Road
Rockford, IL  61108

          Re:  Woods Equipment Company
               WEC Company
               Registration Statement on Form S-4
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Ladies and Gentlemen:

          We have acted as special counsel to Woods Equipment Company, a Delaware corporation ("Woods") and WEC Company, a Delaware corporation ("WEC" and together with Woods, the "Issuers"), in connection with the proposed registration by the Issuers of their respective offers to exchange (the "Exchange Offers") up to $130,000,000 in aggregate principal amount of WEC's 12% Senior Notes due 2009, Series B (the "Exchange Notes") in exchange for an in replacement of WEC's 12% Senior Notes due 2009 (the "Old Notes") and up to $51,927,000 in aggregate principal amount at maturity of Woods' 15% Senior Discount Debentures due 2011, Series B (the "Exchange Debentures" and, together with the Exchange Notes, the "Exchange Securities") in exchange for and in replacement of Woods' 15% Senior Discount Debentures due 2011 (the "Old Debentures"), pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the "Commission") on October 8, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented is hereinafter referred to as the "Registration Statement").
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          You have requested our opinion as to the United States federal income tax consequences of the Exchange Offers. In preparing our opinion, we have reviewed and relied upon the Issuers' Registration Statement and such other documents as we have deemed necessary.

          On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes and the Old Debentures for the Exchange Debentures pursuant to the Exchange Offers will not be treated as an "exchange" for United States federal income tax purposes.

          The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offers except as expressly set forth above.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "United States Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                         Sincerely,


                                        /s/ KIRKLAND & ELLIS

                                        Kirkland & Ellis